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                   FILING #0001588605 PG 03 OF 03 VOL B-00047
                      FILED 02/08/1996 08:30 AM PAGE 01615
                             SECRETARY OF THE STATE
                       CONNECTICUT SECRETARY OF THE STATE

                                                                   Exhibit 3.145

                                    ARTICLE I

     The name of Corporation is Cowles Business Media, Inc.

                                   ARTICLE II

     The purpose of this Corporation is to engage in any lawful act of activity for which corporations may be organized under the Connecticut Stock Corporation Act.

                                   ARTICLE III

     This Corporation shall have one class of stock, designated as common stock, with 5,000 shares authorized, par value $1.00 per share.

                                   ARTICLE IV

     Each outstanding share of common stock shall be entitled to one vote.

                                    ARTICLE V

     The minimum amount of stated capital with which this Corporation shall commence business is $1,000.00.

                                   ARTICLE VI

     (a) No shareholder of this Corporation shall have any cumulative voting rights.

     (b) No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized.

                                   ARTICLE VII

     No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty by such director as a director to the extent that damages are in excess of the compensation received by such director for serving the Corporation during the year of the violation; provided, however, that this article shall not eliminate or limit the liability of a director to the extent provided by applicable law if such breach (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate, as defined in the Connecticut Stock Corporation Act, section 33-374d, subd. (3), to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation,
(iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation, or (v) created liability under the Connecticut Stock Corporation Act, section 33-321. No amendment to or repeal of this article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."


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STATE OF CONNECTICUT                 }   SS HARTFORD
OFFICE OF THE SECRETARY OF THE STATE }

I hereby certify that this is a true copy of record in this office

In Testimony whereof, I have hereunto set my hand, and affixed the Seal of said State, at Harford,

this 10th day of March A.D. 1998

        /s/ Miles S. Rapoport
        ---------------------
        SECRETARY OF STATE